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BA PARTNERS

- DIVISION OF BANCAMERICA SECURITIES, INC.
- BANKAMERICA COMPANY

                                          OCTOBER 1, 1998

STRICTLY CONFIDENTIAL

Mr. Jerry Kahn
President and Chief Executive Officer
Holmes Products Corp.
233 Fortune Boulevard
Milford, MA 0175 7


Dear Mr. Kahn:

You have requested information from The Rival Company and its affiliates (collectively the "Company") in connection with your consideration of a possible transaction between the Company or its shareholders and you. As a condition to your being furnished such information, you agree to treat any information (whether prepared by the Company, its advisors or otherwise, and whether oral or written) that is furnished to you or your representatives (which term shall include your directors, officers, partners, employees, agents, advisors, accountants, attorneys and potential financing sources) by or on behalf of the Company (herein collectively referred to as the "Evaluation Material') in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information that (i) is already lawfully in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) is or becomes generally available to the public other then as a result of a disclosure by you, your representatives or anyone acting on your or their behalf, or (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a Confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iv) is independently developed by you or your representatives without violating any provision hereof.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company or its shareholders and you (the "Transaction"), and will be kept confidential by you and your representatives. You further agree the Evaluation Material will not be provided, disclosed or otherwise made
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Holmes Products Corp.
October 1, 1998
Page 2


directly or indirectly available to any person or entity other than those individuals who need to know such information for the purpose of evaluating or financing any such possible Transaction and who agree to keep such information confidential and to be bound by this agreement to the same extent as if they were parties hereto and subject to all of your obligations hereunder. You will be responsible for any breach of this agreement by your representatives.

You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws may prohibit any person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issue or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Notwithstanding any provision of this letter agreement to the contrary, in the event you or your representatives are requested or required in a judicial administrative or governmental proceeding, or required by statute or pursuant to any rule or regulation promulgated by the Securities and Exchange Commission (the "Rules and Regulations") to disclose any Evaluation Material or the existence, content or status of negotiations relating to the Transaction, you agree to provide the Company with prompt notice of such circumstance and all related proceedings and information so that the Company may seek an appropriate protective order, take other action deemed advisable by the Company or waive your compliance with the confidentiality provisions of this letter agreement. If, as a result of any such request or requirement you or your representatives are, in the written opinion of your outside counsel ("Counsel"), compelled to disclose Evaluation Material or the existence, content or status of negotiations relating to the Transaction you may disclose that portion of the Evaluation Material which your Counsel advises in writing that you or your representatives are legally compelled to disclose without liability hereunder, provided that you comply with the notice provisions of this paragraph and apply for confidential treatment of such portions of the Evaluation Material as may be permitted under the Rules and Regulations.

You agree that you will not, and will cause your representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company or its shareholders and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except that disclosure of such information may be made to the extent required by applicable law and the Rules and Regulations; provided that prior to any such disclosure, you shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon.
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Holmes Products Corp.
October 1, 1998
Page 3


Until the earlier of (i) the consummation of a transaction between the Company and you, or (ii) one year from the date of this letter, you agree not to initiate or maintain contact (except for contact in the ordinary course of business) with any officer, director or employee of the Company for the purposes of obtaining information regarding the Company's operations, assets, prospects or finances, except with the express written permission of the Company. Each party also hereby agrees that, for the period ending one year from the date of this letter, such party will not, without the other party's written consent, directly or indirectly, solicit the employment of any person who is a senior executive officer of the other party, and with whom such soliciting party had contacts in conjunction with the Transaction, other than pursuant to a general solicitation not specifically directed at such officers.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of twelve months from the date hereof you and your affiliates (as defined in Rule 12b-2 under the Exchange Act) will not (and you and they will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing or otherwise consented to in advance by the Board of Directors of the Company:

(i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule l3d-3 under the Exchange Act) of any of the assets or busin6sses of the Company or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing, or

(ii) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company's Board of Directors, or solicit. or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing, or

(iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

Notwithstanding the foregoing however, (i) you shall be permitted at all times to make (A) any proposals to the Company regarding transactions in the ordinary course of business between the parties and (B) any confidential proposals to the Company concerning the Transaction, or any other transaction, including but limited to, any
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Holmes Products Corp.
October 1, 1998
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acquisition of any of the assets or business of the Company or any of its securities or rights or options to acquire such ownership, and (ii) in the event that the Company enters into or announces a definitive agreement relating to a business combination transaction with an unaffiliated third party, you shall be permitted to make or propose an unsolicited competing proposal.

Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or makes herein any representation or warranty as to the accuracy or completeness of the Evaluation Material, You agree that neither the Company nor its representatives or advisors shall have any liability hereunder to you or any of your representatives resulting from the use or contents of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material.

At the request of the Company in the event that you do not proceed with a Transaction which is the subject of this letter, you and your representatives shall promptly redeliver to the Company all written Evaluation Material and will not retain any copies, extracts or other reproductions in whole or in part of such written material. At the request of the Company in the event that you do not proceed with a transaction which is the subject of this letter, all documents, memoranda, notes and other writings whatsoever prepared by you or your representatives based on the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. The term "writing" shall include data in computer format.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right., power or privilege hereunder.

You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its directors, officers, employees, agents or my other representatives or its advisors except for the matters specifically agreed to in this letter. You further agree that the Company shall have no obligation to authorize or pursue with you or any other party any Transaction and you understand that the Company has not, as of the date hereof, authorized any such Transaction. The agreements set forth in this letter may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreements.
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Holmes Products Corp.
October 1, 1998
Page 5


The parties hereto agree and acknowledge that they are engaged in similar lines of business, and neither this agreement, the furnishing of the Evaluation Material, nor any investigation by you shall be deemed to restrict you in any way, except as herein specifically set forth, from developing, manufacturing, marketing or selling products that are similar to or competitive with those of the Company, or communicating with, contracting with or otherwise dealing with the Company's suppliers, customers or distributors in the ordinary course of your business as it may be conducted from time to time.

The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the, amount of damage that will be suffered by a party in the event that this agreement is breached. Therefore, you, on behalf of yourself and your representatives, and we, on behalf of the Company, acknowledge and agree that in the event of any breach of this Agreement by you or your representatives on the one hand, or the Company on the other, and without prejudice to any rights and remedies otherwise available to such non-breaching party, such non-breaching party shall be entitled (i) to equitable relief by way of injunction and (ii) to compel specific performance without the need of proof of actual damages. We each further agree to waive, and to cause our representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. If any term, provision, covenant or restriction of this letter agreement is hold by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws,

                              Sincerely,

                              BancAmerica Securities, Inc. on behalf of THE RIVAL COMPANY

                              By:  /s/ Michael E. Levy
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                              Title: Vice President
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Agreed and accepted this 1st day of October, 1998.

Holmes Products Corp.

By: /s/ Jordan A. Kahn
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Title: President
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